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                                                                 EXHIBIT 10.18.1

                                  AMENDMENTS TO
                               VISTEON CORPORATION
                         PENSION PARITY PLAN (THE "PPP")

     Effective January 1, 2005, the second sentence of Subsection 3.01(b) of the PPP is hereby amended to read as follows:

     The Pension Parity Benefit shall be paid by the Participating Employer as follows: a lump sum payment, equal to seven months of Pension Parity Benefit payments, shall be made on the first day of the seventh month following the Participant's termination of employment, or as soon thereafter as practicable; thereafter, the Pension Parity Benefit shall be paid to the person receiving payment of the corresponding benefit under the Retirement Plan with each payment being made, as nearly as practicable, at the same time as the corresponding benefit from the Retirement Plan, but no sooner than the first day of the seventh month following the Participant's termination of employment.

     Effective January 1, 2005, Section 3.01 of the PPP is amended to add Subsection (d) to read as follows:

          (d) Notwithstanding subparagraph (b) above, the Company may permit a Participant during the calendar year 2005 to elect to partially terminate participation and receive an immediate distribution (in 2005) of six months of Pension Parity Benefit payments. Remaining payments with respect to a Participant who makes such an election with the consent of the Company shall be made to the person receiving payment of the corresponding benefit under the Retirement Plan with each payment being made, as nearly as practicable, at the same time as the corresponding benefit from the Retirement Plan, but no sooner than the first day of the seventh month following the Participant's termination of employment.